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Exhibit 4.4

                             CALLAWAY GOLF COMPANY
                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (the "Agreement") is effective as of May 10. 1996 by and between Callaway Golf Company, a California corporation (the "Company"), and Charles Yash ("Optionee"), with reference to the following facts:

     A. Pursuant to an Employment Agreement entered into as of May 10, 1996, the Company retained the services of Optionee.

     B. As part of Optionee's compensation and to align Optionee's interests with those of the Company, the Company agreed to grant Optionee an option to purchase shares of the Company's common stock.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed as follows:

     1. Grant of Option. The Company hereby grants to Optionee a stock option ("Option") to purchase shares of the Company's common stock upon the following terms:

          a.   Option Grant Date:  May 10, 1996

          b.   Number of Shares:        600,000 shares of common stock

          c.   Exercise Price:          $25.13

          d.   Vesting Schedule:        200,000 shares on    May 10, 1996
                                        100,000 shares on    May 10, 1997
                                        100,000 shares on    May 10, 1998
                                        100,000 shares on    May 10, 1999
                                        100,000 shares on    May 10, 2000

          e.   Type of Option:          nonstatutory stock option

     2. Term of Option. The Option shall expire on the earliest of (i) one year from the date on which Optionee ceases to be an employee of the Company for any reason other than death; (ii) one year from the date of death of Optionee; or (iii) the fifth anniversary of each vesting date, i.e., the shares that vest on May 10, 1996 shall expire on May 10, 2001.
Other than as described in Section 3 of this Agreement or as provided in the Employment Agreement mentioned above, if Optionee ceases for any reason to be an employee of the Company, that portion of the Option which has not yet become vested shall be terminated, unless the Company's Board of Directors in its discretion accelerates the vesting schedule in which case it may impose whatever conditions it considers appropriate on the accelerated portion.



     3. Acceleration upon Change in Control. Notwithstanding any vesting provisions of the Option or anything else herein to the contrary, all shares evidenced by the Option shall vest and become exercisable immediately prior to any Change in Control, if Optionee is an employee of the Company at that time. For purposes hereof, "Change in Control" shall have the meaning set forth in Exhibit A attached hereto.

     4. Exercise of Option. Optionee shall exercise the Option to the extent exercisable, in whole or in part, by sending written notice to the Company of his intent to exercise. Said notice shall specify the number of shares which Optionee desires to purchase pursuant to this Agreement and the date (which date shall be within five (5) days after receipt by the Company of said notice) on which he desires to complete his purchase.

          a. On or before the date specified in such notice for the completion of the purchase of the shares, Optionee shall pay the Company, by cash, or by check, the exercise price of the shares purchased.

          b. Subject to the Company's compliance with all applicable laws, rules, and regulations relating to the issuance of such shares and Optionee's compliance with all the terms and conditions of this Option, the Company shall promptly deliver the shares to Optionee upon receipt of the exercise price therefore.

     5. Minimum Share Purchase. Not less than One Hundred (100) shares may be purchased at any one time. No fractional share shall be purchased hereunder.

     6.   Option Not Transferable.  The Option granted hereunder shall not be transferable in any manner other than upon the death of Optionee. In the event of Optionee's death, the executor or administrator of his estate or the person to whom the Option shall have been transferred pursuant to will or the laws of descent and distribution may exercise the Option to the extent it was exercisable on the date of his death subject to Section 2 hereof; provided, however, that such transferee shall be entitled to no greater rights than
Optionee hereunder.   More particularly (but without limiting the foregoing),
the Option may not be assigned, transferred (except as expressly provided herein), pledged, or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

     7. Adjustments to Option Shares. The Company shall adjust the number of shares granted under this Agreement, and which Optionee has not purchased, as follows:

          a. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

          b. Except as expressly provided herein, Optionee shall have no other rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation. Any issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the Option.

          c. In the event there are splits, subdivisions, combinations or reclassifications of the Company's stock subsequent to the Option Grant Date, the number of shares reserved for issuance pursuant to this Option shall be increased or decreased proportionately, as the case may be, to appropriately reflect such event.

     8. Registration of Shares. The shares represented by this Option will be registered under the Securities Act of 1933, as amended.

     9. No Right to Continued Employment. This Agreement does not confer upon Optionee any right to continue in the employ of the Company, nor does it limit in any way the right of the Company to terminate employment at any time, with or without cause.

     10. Acknowledgments of Optionee. Optionee acknowledges and agrees that:

          a. Optionee is aware that this Option is NOT an Incentive Stock Option as contemplated under the Internal Revenue Code;

          b. Optionee and his transferees have no rights as a stockholder with respect to any shares covered by this Agreement until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other right for which the record date is prior to the date such stock certificate is issued, except as provided herein.

     11. Withholding Taxes. Whenever under this Agreement, shares are to be issued, the Company shall have the right to require Optionee to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to issuance and/or delivery of any certificate or certificates for such shares.

     12. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties' heirs, legal representatives, successors, and assigns. Nothing in this Section 12 shall be construed to limit the provisions of Section 6 herein or any agreements executed or required to be executed pursuant thereto.

     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and shall supersede all prior and contemporaneous agreements, representations, and understandings of the parties, including, but not limited to, the Callaway Golf Company Stock Option Agreement (1996 Stock Option Plan) by and between the Company and Optionee dated May 10, 1996. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     14. Governing Law. This Agreement shall be construed according to the laws of the State of California.

     15. Validity. Should any portion of this Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from this Agreement and shall not affect the remainder hereof.

     16. Litigation and Attorneys' Fees. If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute or default in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding, in addition to any relief to which such party may be deemed entitled.

     IN WITNESS WHEREOF, this Agreement is made effective as of the day and year above first written.

CALLAWAY GOLF COMPANY,                       OPTIONEE
a California corporation


By: /s/ Donald H. Dye                        By:  /s/ Charles Yash
   -----------------------------------            ---------------------------
   Donald H. Dye, President                       Charles Yash